Exhibit 2.2

                   AMENDMENT No. 1 TO NOTE PURCHASE AGREEMENT

      AMENDMENT No. 1 TO NOTE PURCHASE AGREEMENT (the "Amendment"), dated as of July 31, 2003, to the Note Purchase Agreement (the "Agreement"), dated as of April 15, 2003, by and between Group 1 Software, Inc., a Delaware corporation ("Lender") and Sagent Technology, Inc., a Delaware corporation (the "Company").

                                    RECITALS

      WHEREAS, unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement;

      WHEREAS, on April 15, 2003 Lender and the Company executed the Agreement, pursuant to which, among other things, Lender agreed to purchase, and the Company agreed to sell, secured promissory notes in the aggregate principal amount of up to $7,000,000;

      WHEREAS, the parties desire to amend the Agreement to provide for the issuance of up to an additional $2,000,000 of secured promissory notes;

      NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and other good and valuable consideration, the parties agree as follows:

The Notes.

            (a) The last sentence of Section 2(a) is hereby amended by deleting the number $7,000,000 and replacing it with "$9,000,000."

            (b) The following shall be added to the end of Section 2(c): "In addition, the Company may thereafter elect, from time to time, to borrow up to an additional $2,000,000 subsequent to the Second Closing, by issuance of one or more secured promissory notes in the principal amount of such additional borrowing(s) in multiples of $1,000,000; provided, however, that Lender's obligation to make any subsequent loans is subject to the satisfaction of the conditions set forth in Section 5(b)."

Effectiveness. This Amendment shall be deemed effective as of the date first set forth above. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

Application of Security Agreement. It is expressly agreed and understood by the parties that the security interest provided to Lender under that certain Security Agreement, dated as of April 15, 2003 between the Company and Lender (the "Security Agreement") shall apply in all respects to any additional borrowings by the Company provided for under the Amendment and all references


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to the term "Notes" contained in the Security Agreement shall include any additional promissory notes issued pursuant to this Amendment.

Governing Law. THIS AMENDMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.


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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                          GROUP 1 SOFTWARE, INC.

                                          By:         /s/
                                             -----------------------------------
                                              Name:
                                              Title:


                                          SAGENT TECHNOLOGY, INC.

                                          By:
                                             -----------------------------------
                                              Name:
                                              Title: